Exhibit 99.1

AITX Subsidiary RAD-R Introduces Groundbreaking Package Theft Prevention Feature in RADCam™ for Enhanced Residential Security

RADCam’s Latest Innovation Combines Intelligent Monitoring with Immediate Deterrence

Detroit, Michigan, December 3, 2024 – Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), along with its subsidiary Robotic Assistance Devices Residential, Inc. (RAD-R), is proud to announce the launch of a revolutionary new feature for RADCam, ‘Package Theft Prevention’. This innovative feature is designed to deter and respond to unauthorized package removal, making RADCam the first residential security camera to offer this level of proactive theft prevention.

Building on its core functionality, RADCam takes residential security to the next level by intelligently responding to package deliveries. Upon observing a package delivery, RADCam automatically notifies the homeowner or resident, ensuring that they’re informed in real time. Simultaneously, it activates a sophisticated monitoring routine, keeping a vigilant eye on the package. If any individual approaches the package without proper authorization, RADCam springs into action with its robust theft prevention protocols.

RADCam’s Package Theft Prevention feature provides homeowners with unmatched control over package security. If someone approaches a package for potential removal without proper authorization, RADCam promptly engages its theft prevention measures:

●	Real-Time Warnings: RADCam issues a verbal warning to the individual, informing them that the package is under surveillance and must be approved by the homeowner to prevent further action.

●	Instant Audible Alarm: Within seconds of detecting unauthorized package removal, a loud siren activates, drawing immediate attention to the scene.

●	Owner Authorization: Homeowners can quickly authorize package handling through a voice passphrase or the RADCam app, offering both flexibility and convenience.

This feature is powered by RADCam’s advanced AI capabilities, built on AITX’s proprietary AIR™ (Autonomous Intelligent Response) technology, providing homeowners with both preventive and post-incident tools:

●	Event Capture: RADCam captures a clear image of any individual removing the package and automatically logs it in the RADCam app’s event history. This enables quick identification and, if needed, easy sharing with law enforcement.

●	AI-Agent Escalation: In certain situations and subscription models, RADCam’s AI agent can directly notify authorities, delivering key details about the incident to facilitate a swift response.

“Package theft is one of the most common and frustrating issues homeowners face, especially during the holiday season,” said Steve Reinharz, CEO/CTO of AITX and RAD-R. “With RADCam’s unique Package Theft Prevention feature, we’re providing homeowners with a solution that doesn’t just observe, it actively deters and protects. This level of proactive, intelligent security is a game-changer for residential applications.”

Package theft, commonly perpetrated by “porch pirates,” remains a significant concern in the United States. In 2023, approximately 119 million packages were reported stolen nationwide, marking a 5% increase from the previous year.1 This surge resulted in an estimated $6 billion in losses.2 Surveys indicate that about 14% of Americans experienced package theft in 2022, with the average value of stolen items being $112.30. Notably, suburban residents are 50.3% more likely to be victimized than urban dwellers and seven times more likely than those in rural areas.3 These statistics underscore the growing challenge of package theft across the country, highlighting the need for enhanced security measures and public awareness to protect deliveries.

The Company believes that RADCam is the first and only residential security camera to offer such an advanced, integrated package theft prevention solution. It combines cutting-edge AI, immediate deterrence, and seamless user control that redefines how residential security cameras handle one of the most common challenges for homeowners.

Cyber Sale Reminder

RADCam’s Cyber Sale is happening now! Don’t miss your chance to purchase RADCam units at exclusive discounts. Sale ends 11:59 PM ET on Tuesday, December 3. Visit www.radcam.ai to learn more and secure your RADCam today.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

1https://www.newsnationnow.com/crime/worst-cities-package-theft-2023/

2https://finance.yahoo.com/news/6th-annual-report-safewise-reveals-133600470.html

3https://capitaloneshopping.com/research/package-theft-statistics/